Exhibit 10.1
TERMINATION AGREEMENT
By and Between
GLENCORE LTD.
and
CENTURY ALUMINUM COMPANY
July 7, 2008

Table of Contents

Page #
1. Termination By Mutual Consent	1
2. Representations & Warranties of Century	3
3. Representations & Warranties of Glencore	4
4. Public Disclosure	5
5. Confidentiality	5
6. Further Assurances	5
7. Survival of Representations and Warranties	5
8. Interpretation	5
9. Expenses	5
10. Remedies; Specific Performance	6
11. Governing Law	6
12. Arbitration; Confidentiality	6
13. Severability	6
14. Amendments; Waivers	6
15. Assignments; Successors	7
16. Notices	7
17. Entire Agreement	8
18. Counterparts	8
Exhibits:
Exhibit A: 2004 Sale Contract
Exhibit B: 2004 Purchase Contract
Exhibit C: 2005 Sale Contract
Exhibit D: 2005 Purchase Contract
Exhibit E: List of Relevant Individuals for Purposes of “Knowledge” Definition

TERMINATION AGREEMENT
     THIS TERMINATION AGREEMENT is made and entered into as of July 7, 2008 (this “Agreement”), by and between Glencore Ltd., the United States branch of Glencore AG, a Swiss corporation (“Glencore”), and Century Aluminum Company, a Delaware corporation (“Century”).
RECITALS
     WHEREAS, the parties entered into certain swap contracts for the sale of primary unalloyed aluminum ingots (“Ingots”), namely (i) contract no. 162-04-68093.S for the sale of Ingots by Glencore to Century dated November 22, 2004, attached as Exhibit A hereto (“2004 Sale Contract”), (ii) contract no. 162-04-68091.P for the sale of Ingots by Century to Glencore dated November 22, 2004, attached as Exhibit B hereto (“2004 Purchase Contract,” and together with the 2004 Sale Contract, the “2004 Contracts”), (iii) contract no. 162-05-51064.S for the sale of Ingots by Glencore to Century dated June 8, 2005, attached as Exhibit C hereto (“2005 Sale Contract”), and (iv) contract no. 162-05-51065.P for the sale of Ingots by Century to Glencore dated June 8, 2005, attached as Exhibit D hereto (“2005 Purchase Contract,” and together with the 2005 Sale Contract, the “2005 Contracts”; and the 2004 Contracts and the 2005 Contracts, together being the “Contracts”), pursuant to which net payments are expected to be owed by Century to Glencore;
     WHEREAS, the parties desire to terminate the Contracts;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, intending to be legally bound hereby, the parties agree as follows:
     1. Termination By Mutual Consent.
          (a) Subject to Sections 1(b) and 1(c) below, the parties agree to and do hereby terminate the Contracts, and agree that such termination constitutes a full and final release and discharge of all obligations respectively owed by them under the Contracts.
          (b) The termination of Glencore’s obligations under the Contracts and the release and discharge of Glencore provided for in Section 1(a) are subject to, and shall be effective only (i) upon payment on the date of this Agreement by Glencore Investment Pty Ltd (“Glencore Investment”) of the purchase price (“Purchase Price”) pursuant to that certain Stock Purchase Agreement entered into as of the date of this Agreement between Century and Glencore Investment (the “Purchase Agreement”), and (ii) if, as of the date hereof, there is not in effect any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the transaction contemplated by this Agreement illegal or otherwise prohibiting or preventing its consummation.
          (c) The termination of Century’s obligations under the Contracts and the release and discharge of Century provided for in Section 1(a) are subject to, and shall be effective only (i) upon payment by Century to Glencore of the sum of US$1,820,456,792 (“Cash Payment”), which payment Century agrees to make immediately following receipt of the

Purchase Price, by wire transfer of immediately available funds to the bank account provided by Glencore, (ii) upon issuance by Century to Glencore Investment of the convertible preferred stock that is the subject of the Purchase Agreement, and (iii) if, as of the date hereof, there is not in effect any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the transaction contemplated by this Agreement illegal or otherwise prohibiting or preventing its consummation; provided that US$505,197,592 (the “Deferred Amount”) of the Cash Payment, will be paid on August 31, 2008 (such date, the “Deferred Payment Date”), and otherwise on the terms and conditions set forth in Section 1(d) below (and the condition in clause (i) above shall apply only in respect of the amount of the Cash Payment minus the Deferred Amount).
          (d) In the event Century fails to pay the Deferred Amount on or prior to the Deferred Payment Date, Century shall make monthly payments of a minimum of US$25 million on the 1st of each month (or if not a Business Day (as defined below), the first occurring Business Day thereafter), commencing September 1, 2008 and continuing until the Deferred Amount is paid in full (each such date, a “Installment Payment Date”); provided that (i) in any event, Century shall pay all of the then unpaid Deferred Amount, if any, on December 31, 2009, and (ii) Century shall promptly apply the net proceeds received from any public or private offering of debt or equity securities (other than (x) issuances of securities in any business combination transaction or pursuant to employee benefit plans or arrangements, or (y) to the extent such net proceeds are used to finance the acquisition of any plant, equipment or other property or to refinance existing indebtedness) to the prepayment of the unpaid Deferred Amount; and provided, further, that Century may, at any time prior to or after the Deferred Payment Date, pay the full amount of the then unpaid Deferred Amount. Century shall provide Glencore prior written notice of each proposed prepayment of the Deferred Amount (which shall specify the date and the amount of the proposed prepayment). Interest shall accrue on the Deferred Amount that is unpaid from time to time from and including the date hereof to, but excluding, the date of payment, at the rate of LIBOR plus 2.50% per annum (based on a 360 day year), and shall be paid in arrears on August 1, 2008 and thereafter at the time of each payment of a portion (or all) of the Deferred Amount (including on the Deferred Payment Date). Upon demand of Glencore, Century shall promptly compensate Glencore for and hold it harmless from any loss, cost or expense incurred by it as a result of any payment of the Deferred Amount or any portion thereof on a day other than the Deferred Payment Date or any Installment Payment Date (if applicable). The Deferred Amount, together with all interest and other amounts due thereon or in respect thereof, shall be paid by wire transfer of immediately available funds to the bank account provided by Glencore under Section 1(c) above or such other bank account as is provided by Glencore. As used in this Section 1(d), the following terms have the indicated meanings:
          (i) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.
          (ii) “LIBOR” means (a) with respect to each date on which any portion of the Deferred Amount is scheduled to be paid and each other date on which interest is payable under this Section 1(d) (each, a “Payment Date”), the rate quoted at 11:00 am London time on the second Business Day before the previously occurring Payment Date (which previously occurring

Payment Date shall be deemed to be July 8, 2008, for purposes of the first interest payment on August 1, 2008) on the Reuters LIBOR screen page, for deposits in United States dollars for a one-month period, or (b) if for any reason such rate is not quoted on such screen page at such time on the date applicable with respect to any Payment Date, the average of the one-month rates offered to Glencore by three prime banks in London for a United States Dollar deposit in the amount of the scheduled payment.
          (e) Notwithstanding any other provision of this Agreement, the rights and obligations of the parties to the Contracts with respect to any and all payments owed thereunder for the month of June 2008 shall remain unaffected, and any and all such payments shall continue to be owing, and shall be paid, in accordance with the terms and conditions of the Contracts.
          (f) The parties agree and acknowledge that for U.S. federal income tax purposes, the amount paid by Century in respect of the termination of the Contracts is the Cash Payment, together with any and all interest paid under Section 1(d) above, and that Century shall treat gain or loss from termination of the Contracts as ordinary income or loss pursuant to Section 1221(a)(7) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.1221-2. Glencore shall deliver to Century a valid IRS Form W8-ECI upon the execution of this Agreement and at any other time as required by applicable law.
     2. Representations & Warranties of Century. Century hereby represents and warrants to Glencore as follows, as of the date hereof:
          (a) Century has the corporate power and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been authorized by all necessary corporate actions on the part of Century. This Agreement has been duly executed and delivered on behalf of Century, and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms. Neither Century nor any of its subsidiaries is in violation of any of the provisions of its respective certificate of incorporation, bylaws or other constituent documents.
          (b) Neither the execution and delivery by Century of this Agreement nor the performance of its obligations hereunder do or will conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require, trigger or accelerate any “change of control”, anti-takeover provision or “poison pill” payment or other rights under, or otherwise entitle any person to any payment or to exercise any rights under or impair the rights of any person under, any provisions of (i) the certificate of incorporation or by-laws of Century, (ii) any law, order, judgment, award, injunction, decree applicable to or by which Century or any of its subsidiaries is bound, or (iii) any contract to which Century or any of its subsidiaries is a party or by which any of them is bound (including under any employment, severance or similar contract or arrangement), except in the case of the clause (iii) as would not be reasonably expected to have a material adverse effect on Century’s ability to consummate the transactions contemplated by this Agreement.
          (c) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any person or entity, including any supranational, national, state,

municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body performing any regulatory, taxing, importing or other governmental or quasi-governmental function (“Governmental Entity”), is required to be obtained or made by Century in connection with its execution, delivery or performance of this Agreement and the transaction contemplated hereby, other than such filings and notifications as may be required under, the Delaware General Corporation Law, the Securities Exchange Act of 1934, as amended and the rules and regulations of The NASDAQ Stock Market.
          (d) There is no action, suit, proceeding, inquiry or investigation before or by any Governmental Entity or any self-regulatory organization or body pending or, to Century’s Knowledge, threatened against or affecting Century that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or the transaction contemplated hereby. For purposes of this Agreement, the term “Knowledge” means, with respect to each party, the reasonable knowledge of the individuals respectively indicated on Exhibit E hereto, after and/or assuming due inquiry.
     3. Representations & Warranties of Glencore. Glencore hereby represents and warrants to Century as follows, as of the date hereof:
          (a) Glencore has the corporate power and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been authorized by all necessary corporate actions on the part of Glencore. This Agreement has been duly executed and delivered on behalf of Glencore, and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms. Neither Glencore nor any of its subsidiaries is in violation of any of the provisions of its respective certificate of incorporation, bylaws or other constituent documents.
          (b) Neither the execution and delivery by Glencore of this Agreement nor the performance of its obligations hereunder do or will conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require, trigger or accelerate any “change of control”, anti-takeover provision or “poison pill” payment or other rights under, or otherwise entitle any person to any payment or to exercise any rights under or impair the rights of any person under, any provisions of (i) the constitutive documents of Glencore, or (ii) any law, order, judgment, award, injunction, decree applicable to or by which Glencore or any of its subsidiaries is bound.
          (c) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any person or entity, including any Governmental Entity, is required to be obtained or made by Glencore in connection with its execution, delivery or performance of this Agreement and the transaction contemplated hereby.
          (d) There is no action, suit, proceeding, inquiry or investigation before or by any Governmental Entity or any self-regulatory organization or body pending or, to Glencore’s Knowledge, threatened against or affecting Glencore that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or the transaction contemplated hereby.

     4. Public Disclosure. The parties acknowledge that they have agreed to the text of the press release announcing the signing of this Agreement and the transaction contemplated by the Purchase Agreement. Without limiting any other provision of this Agreement, the parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use reasonable best efforts to agree on any other press release or public statement with respect to this Agreement, the transaction contemplated hereby and the transaction contemplated by the Purchase Agreement, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by applicable law or applicable requirements of The NASDAQ Stock Market. Without limitation to the generality of the foregoing, the parties acknowledge that Century may disclose the material terms of this transaction, including copies of this agreement and associated agreements to the extent required pursuant to the rules and regulations of the U.S. Securities and Exchange Commission without the prior consent of, or consultation with, Glencore.
     5. Confidentiality. Each party agrees to maintain in confidence, and to cause its directors, officers, employees, agents, and advisors to maintain in confidence, and not use for any purpose, any written, oral, or other information obtained in confidence from the other party in connection with this Agreement or the transactions contemplated hereby; provided that the foregoing shall not apply to information: (a) that is already known to the receiving party or to others not bound by a duty of confidentiality, (b) that becomes publicly available through no fault of the receiving party, or (c) the disclosure of which is required pursuant to applicable law (including pursuant to subpoena, court order or similar instruments issued by any court or regulatory body) or applicable requirements of The NASDAQ Stock Market.
     6. Further Assurances. The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the transaction contemplated by this Agreement.
     7. Survival of Representations and Warranties. The respective representations and warranties of Glencore and Century set forth in this Agreement will survive performance of the transaction contemplated by this Agreement.
     8. Interpretation. This Agreement shall be deemed to have been jointly drafted by the parties hereto and no provision of it shall be interpreted or construed for or against either party because such party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole.
     9. Expenses. Each party to this Agreement will bear its respective costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transaction contemplated hereby, including all fees and expenses of its counsel, accountants and other agents and representatives. Notwithstanding the foregoing sentence, Century shall indemnify and hold harmless Glencore for all fees, expenses and costs, including reasonable fees and expense of attorneys’, incurred by Glencore in connection with its enforcement of its rights to payment of the Deferred Amount, including rights under Section 1(d). Century shall discharge such indemnification obligation by reimbursing Glencore for such amounts from time to time within fifteen calendar days of Glencore’s written request for such reimbursement.
     10. Remedies; Specific Performance. Any and all remedies available to a party will be deemed cumulative with and not exclusive of any other remedy available to it, whether conferred hereby, or by law or equity, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     11. Governing Law. This Agreement, the rights and obligations of the parties under this Agreement and any claim or controversy directly or indirectly based upon or arising out of this Agreement (whether based on contract, tort or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by and interpreted, construed and determined in accordance with, the laws of the State of New York, without giving effect to any conflict of laws rules that might lead to the application of the laws of any other jurisdiction.
     12. Arbitration; Confidentiality. Except as otherwise provided in Section 10 above, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be finally settled by binding arbitration in New York, New York administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules, (the “AAA Rules”) and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitral tribunal shall be composed of three arbitrators, selected in accordance with the AAA Rules. The language to be used in the arbitral proceedings shall be in English. All arbitral proceedings conducted pursuant to this Section 12, all information disclosed and all documents submitted or issued by or on behalf of any of the disputing parties or the arbitrators in any such proceedings as well as all decisions and awards made or declared in the course of any such proceedings shall be kept strictly confidential, except for any disclosure as may be required by law, and may not be used for any other purpose than these proceedings nor be disclosed to any third party without the prior written consent of the party to which the information relates or, as regards to a decision or award, the prior written consent of all the other disputing parties.
     13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     14. Amendments; Waivers. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. No waiver by any party of any breach of this Agreement shall be construed as a waiver of any subsequent breach, and the failure by any party to enforce any provision of this Agreement or to require at any time performance by any other party of any provision hereof shall in no way be construed to be a waiver of any provision of or to affect the validity of this Agreement, or any part hereof, or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.
     15. Assignments; Successors. Neither party hereto may assign any of its rights under this Agreement to another person without the prior consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.
     16. Notices. Any notice, request or other communication made by a party hereto regarding this Agreement or the transactions contemplated hereby shall be in writing and may be personally served or sent by overnight courier, electronic transmission or facsimile. Addressed to the relevant party at its address, electronic mail or facsimile number as specified below or at such other address, electronic mail or facsimile number as such party may subsequently request in writing. All such communications and notices shall be effective upon receipt.
If to Century:
Century Aluminum Company
Office of the General Counsel
2511 Garden Road
Building A, Suite 200
Monterey, California 93940
Telephone: (831) 642-9300
Facsimile: (831) 642-9328
with a copy to:
Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, California 94105-2228
Rodney R. Peck, Esq.
Telephone: (415) 983-1000
Facsimile: (415) 983-1200
If to Glencore:
Glencore Ltd.
Three Stamford Plaza
301 Tresser Boulevard
Stamford, CT 06901
Attn: Head of the Aluminum Department
Telephone: (203) 328-4900
Facsimile: (203) 328-3177
with a copy to:

Glencore AG
Baarermattstrasse 3
CH-6341 Baar, Switzerland
Attn: Richard Marshall
Telephone: +41-41-709-2000
Facsimile: +41-41-709-3000
with a copy to:
Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178-0061
Attn: Matias A. Vega
Attn: Valarie A. Hing
Telephone: (212) 696-6000
Facsimile: (212) 697-1559
     17. Entire Agreement. This Agreement supersedes all prior and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties between the parties with respect to the subject matter hereof and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to their respective subject matters; provided that it shall not limit or otherwise affect the Purchase Agreement and the transactions contemplated thereby.
     18. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned Glencore Ltd. and Century Aluminum Company have executed this Termination Agreement as of the date first above written.

CENTURY ALUMINUM COMPANY:
By:	/s/ Michael A. Bless
	Name:	Michael A. Bless
	Title:	Executive Vice President & Chief Financial Officer

GLENCORE LTD.:
By:	/s/ Cheryl Ann Driscoll
	Name:	Cheryl Ann Driscoll
	Title:	Corporate Secretary